EXHIBIT 7.12

                                                                CONFORMED COPY
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                                   GUARANTY

               SECTION 1. The Guaranty. Roche Holding Ltd, a Swiss corporation ("Guarantor"), hereby unconditionally and irrevocably guarantees to Genentech, Inc., a Delaware corporation (the "Company"), the prompt and full discharge by Roche Holdings, Inc., a Delaware corporation ("Roche"), of all of Roche's covenants, agreements, obligations and liabilities under
Section 2.03 of the Amended and Restated Governance Agreement between Roche and the Company (the "Amended and Restated Governance Agreement") (collectively, the "Obligations"), in accordance with the terms hereof and thereof. Guarantor hereby so guarantees full and complete performance by Roche of each and all of the Obligations, including, without limitation, the due and punctual payment of all amounts which may become due and payable to the Company and/or to the holders of Callable Putable Common Stock, par value $.02 per share (the "Special Common Stock"), of the Company. Guarantor acknowledges and agrees that, with respect to all obligations to pay money, such guaranty shall be a guaranty of payment and not of collection. If Roche shall default in the due and punctual performance of any of the Obligations or in the full and timely payment of any amounts owed pursuant to the Obligations, Guarantor will forthwith perform or cause to be performed such Obligations and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

               SECTION 2. Guaranty Unconditional. The liabilities and obligations of Guarantor to the Company pursuant to this Guaranty shall be unconditional and irrevocable and shall not be conditioned or contingent upon the pursuit of any remedies against Roche or any other person.

               SECTION 3. Waivers of Guarantor. (a) Guarantor hereby waives any right, whether legal or equitable, statutory or non-statutory, to require the Company to proceed against or take any action against or pursue any remedy with respect to Roche or any other person or make presentment or demand for performance or give any notice of nonperformance before the Company may enforce rights against Guarantor hereunder. The unconditional obligation of Guarantor hereunder will not be affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor (other than performance).

               (b) Guarantor hereby waives irrevocably any defense based upon or arising by reason of any disability or incapacity of Roche or lack of authority of any officer or director of Roche, and any immunity (whether on the basis of sovereignty or otherwise) from the jurisdiction, attachment or execution to which it or its property might otherwise be entitled in any action arising out of or based upon this Guaranty which may be instituted in the courts of the State of Delaware, the State of New York, the United States of America, or any other domestic or foreign jurisdiction.

               SECTION 4. Definitions. Terms used herein that are defined in the Amended and Restated Governance Agreement are, unless otherwise defined, used herein as therein defined.

               SECTION 5. Representations and Warranties. (a) Corporate Existence and Power. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland, and has all corporate powers required to carry on its business as now conducted. The Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the Guarantor.

               (b) Corporate Authorization. The execution, delivery and performance by the Guarantor of this Guaranty and the consummation by the Guarantor of the transactions contemplated hereby are within the Guarantor's corporate powers. This Guaranty is a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

               (c) Governmental Authorization. The execution, delivery and performance by the Guarantor of this Guaranty require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than such filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, (i) as may be required by applicable Federal and state securities laws or as may be required in connection with a tender offer or (ii) the failure of which to make or obtain would not reasonably be expected to prevent performance hereof or have a material adverse effect on the financial condition, business or results of operations of Guarantor.

               (d) Non-Contravention. The execution, delivery and performance by the Guarantor of this Guaranty and the consummation by the Guarantor of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Guarantor,
(ii) assuming compliance with the matters referred to in Section 5(c), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Guarantor or any of its Subsidiaries or (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Guarantor or to a loss of any benefit to which the Guarantor is entitled under any provision of any agreement, contract or other instrument binding upon the Guarantor or any license, franchise, permit or other similar authorization held by the Guarantor, except such as would not prevent performance hereof or have a material adverse effect on the business, financial condition or results of operations of the Guarantor and its subsidiaries, taken as a whole.

               SECTION 6. Covenants of Guarantor. Guarantor, for itself and its affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), agrees to be bound by the provisions of the Amended and Restated Governance Agreement and abide, and to cause its affiliates to abide, by the obligations and limitations set forth therein as if it were Roche, and agrees and acknowledges that any limitation or restriction on Roche set forth therein shall be deemed to be, and shall be construed as, a limitation or restriction on Guarantor and its affiliates taken as a whole.

               SECTION 7. Notice. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Guarantor:

         Roche Holdings, Inc.
         c/o Roche Holding Ltd
         Grenzacherstrasse 124
         CH-4002 Basel
         Switzerland

         Attn.: Dr. Felix Amrein
         Telecopy: 011-41-61-688-1396

with a copy to:

         Peter R. Douglas, Esq.
         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Telecopy: 212-450-4800

If to the Company to:

         Genentech, Inc.
         460 Point San Bruno Boulevard
         South San Francisco, California 94080

         Attn.: John P. McLaughlin
         Telecopy: 415-952-9881



with a copy to:

         Richard D. Katcher, Esq.
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Telecopy: 212-403-2000

or such other address or telecopier number as such party may hereafter specify in writing. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or (ii) if given by any other means, when delivered at the address specified in this Section.

               SECTION 8. Authorized Agent. The Guarantor hereby appoints Davis Polk & Wardwell as its authorized agent upon whom process may be served in any action or proceeding arising out of or based upon this Guaranty. The Guarantor hereby expressly submits to the jurisdiction of any State or Federal court in New York City or the State of Delaware.

               SECTION 9. Successors and Assigns. The provisions of this Guaranty shall be binding upon and inure to the benefit of the Company and Guarantor and their respective successors and assigns.

               SECTION 10. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.


               IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of this 25th day of October, 1995.

                                   ROCHE HOLDING LTD

                                   By /s/ H. R. Widmer
                                      ----------------------------
                                      Title:  Authorized Signatory

                                   By /s/ F. Amrein
                                      ----------------------------
                                      Title:  Authorized Signatory

Agreed and Accepted:

GENENTECH, INC.

By /s/ John P. McLaughlin
   ----------------------------
   Title: Senior Vice President